UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) April 8, 2011

Overstock.com, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-49799	87-0634302
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6350 South 3000 East

Salt Lake City, Utah 84121

(Address of principal executive offices)

(801) 947-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Information

As described in our Annual Report on Form 10-K for the year ended December 31, 2010, on February 22, 2011, Google Inc. notified us that it was penalizing us in natural search results for noncompliance with some of Google’s natural search guidelines. As a result, we have dropped significantly in some Google natural search result rankings.  In our Form 10-K, we stated our belief that the Google penalty period might last between two to four weeks, and our estimate that the lower Google natural search rankings may have as much as a 5% negative impact on our revenue during the penalty period.

While we have removed or, in the case where we do not have access, requested removal of all of the questionable links of which we are aware and of which Google has informed us,  at the date of this filing, Google is not yet fully satisfied and continues to penalize us in  natural search results.  We now estimate that it will be at least another two to three weeks before Google will end the penalty period.  During the penalty period to date, we have experienced an approximately 5% negative impact on our revenue, which we anticipate will continue during the penalty period.

Certain statements contained in this Form 8-K, including all statements other than statements of historical fact, may constitute “forward-looking statements.” The forward-looking statements include all estimates of the length of time during which the Company may be subject to the Google penalty period and the effect those actions may have on the Company’s revenues. In addition to the uncertainty of all forward-looking information, there are specific risks identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 28, 2011 that the Company faces that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. There also may be additional risks that the Company does not presently know or that it currently believes are immaterial which could also impair its business and results of operations. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSTOCK.COM, INC.

By:	/s/ Stephen J. Chesnut
Stephen J. Chesnut
Senior Vice President, Finance and Risk Management
Date: April 8, 2011